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                                                                   Exhibit 10.13



                LICENSE AGREEMENT DATED FEBRUARY 10, 1997 BETWEEN
             THE COMPANY AND GENFOOT, INC. AND GENFOOT AMERICA, INC.






                  [INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION








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                                LICENSE AGREEMENT

This License Agreement (the "Agreement"), entered into this 10th day of February, 1997 (referred to as the "Agreement") is between:

Genfoot, Inc., and Genfoot America, Inc., corporations doing business at 554 Montee' de Liesse, Montreal (Quebec), Canada H4T1P1, hereinafter collectively referred to as "Genfoot", and

Frisby Technologies, Inc., a corporation organized under the laws of the State of North Carolina, with its principal place of business at 417 South Main Street, Freeport, New York 11520, hereinafter referred to as "Frisby".


                                    RECITALS

WHEREAS, Frisby is the exclusive worldwide licensee of certain patented and proprietary thermal management technologies and information relating to microencapsulated phase change materials (hereinafter "MicroPCMs"); and

WHEREAS, Genfoot wishes to sublicense Frisby's technologies relating to MicroPCMs for Genfoot's non-exclusive use in selected segments of the worldwide footwear marketplace; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                             ARTICLE I - DEFINITIONS

1.01 MicroPCMs. "MicroPCMs" means microencapsulated phase change materials.

1.02 Thermasorb. "Thermasorb" means Thermasorb(TM) which is the name of Frisby's thermal additive products based upon its licensed MicroPCM technology. Thermasorb is a trademark of Frisby.

1.03 ComforTemp. "ComforTemp" means ComforTemp(TM) which is the name of Frisby's insulating foam products based upon Frisby's licensed MicroPCM technology. ComforTemp is a trademark of Frisby.

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1.04 Technology. "Technology" means all of Frisby's interest in any inventions, developments, proprietary information, patents, trademarks, trade names, trade secrets, know-how and improvements, whether present or future, relating to MicroPCMs, Thermasorb, and ComforTemp and their incorporation into commercial, industrial and military products. The Technology does not include fibers and fabrics coated or embedded with MicroPCMs.

1.05 End-Use Product. "End-Use Product" means boots or other footwear containing the Technology or service performed incorporating the Technology into a product that is presently, or may one day be, a marketable product or service of Genfoot. End-Use Products are specifically limited to the following style of footwear: Cold Weather Insulated Pac Boots with Rubber Bottoms.

1.06 Patent. "Patent" means all patents and applications for patents, including, but not limited to, those that are identified in Exhibit "B" and foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, and any common law rights associated therewith.

1.07 Proprietary Information. "Proprietary Information" means information and materials, whether or not patentable or copyrightable, to which Genfoot receives, or has received, access or which Genfoot develops, or has developed, as either a direct or indirect result of this Agreement as follows: (i) production processes, marketing techniques, purchasing or supply information, price lists, financial information, customer names and requirements, customer data and other information relating to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; (ii) discoveries, context and ideas, and the embodiment thereof, including without limitation the nature and results of research and development activities, processes, formulations, techniques and "know how"; (iii) any other materials or information related to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; and (iv) all inventions and ideas which are derived from, or relate to, Genfoot's access to or knowledge of any of the above-enumerated materials and information.

1.08 Effective Date. This Agreement is effective on the date it is duly signed by both parties and any cash portion of a License Fee required to be paid at time of signing this Agreement is actually received by Frisby.




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                          ARTICLE II - GRANT OF LICENSE

2.01 Non-Exclusive License. Frisby grants to Genfoot a worldwide non-exclusive license to utilize the Technology in order to design, develop, manufacture, and/or assemble the End-Use Products. This license includes the right to use Frisby's ComforTemp and Thermasorb Trademarks in the promotion, advertising, and marketing of the End-Use Products. This License is non-exclusive with respect to utilizing the Technology in the End-Use Products and does not preclude or limit Frisby from licensing the Technology to others for products and services, including products or services similar to the End-Use Products. Genfoot will not disclose the Technology to any subcontractor unless that party has agreed in writing to hold all information in confidence and to use the Technology solely for the purpose of designing, developing, manufacturing, assembling or selling the End-Use Product or components thereof for Genfoot. Sublicensing of the Technology by Genfoot is expressly prohibited.

2.02 Term of Agreement. The non-exclusive license granted herein is for a term of two (2) years from the Effective Date. Genfoot has the right to extend the license for an additional one (1) year; provided, that by September 30, 1998, Genfoot has purchased and taken delivery of Three Hundred Seventy Five Thousand (375,000) square feet of ComforTemp. Genfoot may exercise this right to extend the license by delivering to Frisby a written notice extending this license. The written notice must be accompanied by proof that Genfoot has purchased and taken delivery of at least 375,000 square feet of ComforTemp. Frisby reserves the right to request and approve reasonable and verifiable documentation that at least 375,000 square feet of ComforTemp has been purchased and delivered to Genfoot. If the written notice is not delivered by September 30, 1998, the right to extend the license expires.

2.03 Relationship of Parties. Each party is an independent contractor and under no circumstances shall any party be deemed to be a legal representative, express or implied agent, or employee of another party. No act of any party, and no assistance given from one party to the other, shall be construed to alter this independent contractor relationship.



              ARTICLE III - PROVISION OF COMFORTEMP AND THERMASORB

3.01 Provision of Thermasorb and ComforTemp. The sole source of supply for all Thermasorb and ComforTemp required by Genfoot (or any of its subcontractors) to support product development and production shall be Frisby, unless Frisby provides an express written waiver of that right. Any waiver of that right will be only as to a particular order and not of Frisby's right to be the sole source of supply under this Agreement. Frisby shall arrange for an adequate and available supply of Thermasorb and ComforTemp to Genfoot, to be delivered FOB at the site of manufacture of the Thermasorb or ComforTemp. Frisby agrees to supply all such products to Genfoot at terms no less favorable than the most favorable terms offered to comparable commercial customers during the term of this Agreement.

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3.02 Annual Purchase Minimums. At the time of signing this Agreement, Genfoot shall provide Frisby with a purchase commitment letter specifying the total linear yardage of each variety of ComforTemp that Genfoot will purchase during the two (2) year term of this license. Genfoot's specific purchase orders made during the term of this Agreement will be credited against the total sum specified in the purchase commitment letter. Specific purchase orders for any variety of ComforTemp must be in minimum units of One Thousand (1,000) linear yards. The purchase price for each variety of ComforTemp shall be based on the then current price list as applied to the purchase volume level specified in Genfoot's initial purchase commitment letter. If Genfoot does not purchase the full amount of each variety of ComforTemp as specified in the purchase commitment letter, Genfoot will be invoiced on or about December 31, 1998, for the price difference between the volumes released in each variety of ComforTemp and the volumes stated for each variety in the purchase commitment letter. The invoice price will be based on the then applicable price list.

3.03 Delivery of Product. Specific purchase orders must be issued to Frisby not less than ninety (90) days before Genfoot needs the shipment on-dock as expressly communicated to Frisby at time of issuing the specific purchase order. Genfoot agrees to maintain an adequate on-hand inventory of ComforTemp to support all its orders due within ninety (90) days.


                              ARTICLE IV - PAYMENTS

4.01 Payments to Frisby. All amounts owed by Genfoot to Frisby for supply of Thermasorb and ComforTemp or any products or services related thereto provided by Frisby to Genfoot shall be paid within thirty days after billing by Frisby.

4.02 License Fees. Genfoot agrees to perform each of the following actions as a License Fee ("License Fee") for this Agreement:
         (a) design and produce at least one type of End-Use Product for inclusion in the Genfoot display at the Outdoor Retailer's Show in January of 1997;

         (b) aggressively promote the sale of the End-Use Products described directly above in subsection (a) above by, at a minimum,
              1. prominently featuring the ComforTemp(TM) logo along with the
                 End-Use Products in Genfoot's 1997 catalog;
              2. displaying the End-Use Products at all trade shows where the products of Genfoot will be displayed;
              3. prominently featuring ComforTemp(TM) and the ComforTemp(TM)
                 logo in all brochures, advertising, and promotional literature that includes the End-Use Products.

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4.03 Records Inspection. Genfoot shall maintain adequate books and records in connection with activity under this Agreement. Frisby may audit the relevant books and records of Genfoot to ensure compliance with the terms of this Agreement upon reasonable notice to Genfoot. Any such audit shall be conducted during regular business hours at Genfoot's offices and shall not interfere unreasonably with Genfoot's business activities.


                        ARTICLE V - INTELLECTUAL PROPERTY

5.01 Frisby's Intellectual Property. Genfoot acknowledges that the Technology and the chemical formulation of the Technology is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Genfoot, and any of its related parties, consultants, subcontractors, shall not incorporate the Technology in any applications other than those End-Use Products as specifically licensed to Genfoot herein. Proprietary information disclosed by either party hereunder shall be subject to the terms of the Reciprocal Secrecy Agreement between the parties which is attached to this Agreement, and made a part of it, as Exhibit "C".

5.02 Reports of Technical Results. Genfoot agrees that all information and evaluation results generated by Genfoot, its consultants, subcontractors, affiliates, or sublicensees, or otherwise obtained during the term of this Agreement, which are related to the Technology, shall be the exclusive property of Frisby, with rights to same licensed to Genfoot for the term of this Agreement.

5.03 Reporting Obligations. If Genfoot or its employees, contractors, affiliates, agents, or sublicensees makes a discovery or invention during the term of this Agreement which relates to the Technology, Genfoot shall promptly make such discovery known to Frisby in writing. If the parties jointly develop, or Genfoot independently develops, patentable intellectual property related to the Technology, then that technology will be deemed Technology under this Agreement and licensed to Genfoot accordingly.

5.04 Trademarks. ComforTemp(TM) and Thermasorb(TM) are Frisby's Trademarks regarding the Technology licensed in this Agreement. Except for the licensed right to use these Frisby Trademarks, during the term of this Agreement, Genfoot shall not obtain any right, title or interest to Frisby's Trademarks. All licensed products sold by Genfoot under the terms of this Agreement shall appropriately reference one or more of Frisby's Trademarks for ComforTemp or Thermasorb, as designated by Frisby. Further, Genfoot shall not obtain any Trademarks or use any Tradenames that are similar thereto at any time.


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                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 Representation. Frisby represents that it has the right to license the Technology to Genfoot and that it will pay any renewal fees necessary for the maintenance of the Patents. If the use of the Technology is enjoined, Frisby shall provide a suitable substitute or refund any License Fees paid hereunder



                ARTICLE VII - TECHNICAL AND MARKETING ASSISTANCE

7.01 Support. Each party agrees to use its best efforts in support of the development and introduction of new products which incorporate the Technology, as well as the promotion and sales of the End-Use Products. As to Genfoot, this will mean the active development and introduction of new products incorporating the Technology, as well as the marketing and promotion of the End-Use Products. For Frisby, this will mean the promotion of the End-Use Products as part of its promotions for ComforTemp and Thermasorb, including promotions to the United States government. Frisby further agrees, subject to its sole discretion, to support Genfoot at a reasonable number of sales presentations and trade shows by providing Frisby personnel to answer technical questions concerning the Technology posed by potential customers.



                     ARTICLE VIII - MISCELLANEOUS PROVISIONS

8.01 Effect of Waiver. Neither an express nor implied waiver of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

8.02 Notices. Any notice provided for in this Agreement must be in writing. If the notice is given by certified mail, the notice will be deemed to have been given when such certified letter, properly addressed, is mailed. If such notice is given by any other means, it will be deemed to have been given at the time of receipt by the addressee. If such notice is to be given to Genfoot, copies shall be addressed to Mr. Gordon Cook c/o Genfoot, Inc., 554 Montee' de Liesse, Montreal (Quebec), Canada H4T1P1. If given to Frisby, copies shall be addressed to Mr. Greg Frisby, Chief Executive Officer, Frisby Technologies, Inc., 417 S. Main Street, Freeport, NY 11520. Either party hereto may at any time, by thirty
(30) days written notice to the other, designate any other address in place of those provided in this paragraph.

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8.03 Severability. It is understood and agreed by the parties to this Agreement that if any part, term or provision of this Agreement is held to be illegal by a state or federal court of competent jurisdiction or in conflict with applicable law, the validity of the remaining portions of provision shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced consistent with the intent of this Agreement.

8.04 Interpretation Presumption. This Agreement has been negotiated by the parties hereto or by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

8.05 Remedies and Defaults. Each party acknowledges and agrees that the remedies provided in this Agreement shall be in addition to, and not in lieu of, any other remedies provided at law or in equity, including, but not limited to, such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. If a party defaults in the performance of its obligations under this Agreement, including but not limited to payment of any monies hereunder for License Fees, or materials supplied, and that party fails to cure such default within thirty (30) days after receipt of written notice of such default, the non-defaulting party shall have the right to immediately terminate this Agreement and the license provided herein. In the event such a termination occurs, the terms of the Reciprocal Secrecy Agreement, a copy of which is attached to this Agreement as an exhibit, shall remain in full force and effect.

8.06 Successors and Assigns. The parties will have the right to assign their respective rights and obligations under this Agreement to third parties; provided, however, Genfoot shall not assign its obligations or interests under this Agreement without prior written approval from Frisby. This Agreement shall inure to the benefit of the successors, heirs, representatives, or assigns of the parties subject to the restrictions contained herein.

8.07 Choice of Law and Dispute Resolution. This Agreement is to be governed by, and interpreted in accordance with, the laws of the State of New York (USA). All disputes and differences of any kind arising under this Agreement which can not be settled amicably by the parties shall be submitted to arbitration in New York City, New York. The arbitration shall be finally settled in accordance with the rules of Arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with the above mentioned rules. The decision of the arbitration tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction in the United States of America or Canada, and no party shall seek redress against the other in any court or tribunal except solely for the purpose of obtaining execution of the arbitration award or of obtaining a judgment consistent with the award. The parties shall bear their own costs and expenses related to any arbitration or legal proceeding and shall share equally in the costs, expenses and fees paid or reimbursed to the arbitrator(s).


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8.08 Complete Agreement. This document, including its Exhibits, comprises the entire agreement with respect to the subject matter hereof and supersedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement. Otherwise, the parties to this Agreement are not to be bound by any representations or warranties other than those set forth herein, including the Reciprocal Secrecy Agreement which is an exhibit to this Agreement, or in a written amendment to this Agreement hereinafter entered into and executed by each party.

8.09 Counterparts. This Agreement may be executed in one or more counterparts, and each deemed an original, but all of which constitute one and the same instrument.

8.10 Warranty of Authority. The individuals actually executing this Agreement personally represent and warrant that they have the necessary power and authority to execute this Agreement on behalf of the party they represent, and that their signatures are sufficient to make this Agreement the binding and enforceable obligation of such party.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED.

GENFOOT,  INC.                          FRISBY TECHNOLOGIES, INC.

By: /s/ Gordon Cook                     By: /s/ Gregory S. Frisby
    ----------------------                  ------------------------------------
    Gordon Cook, President                  Greg Frisby, Chief Executive Officer

GENFOOT AMERICA, INC.

By: /s/ Gordon Cook
    ----------------------
    Gordon Cook, President

Exhibits to be attached:
"A" - [This information has been omitted in accordance with a Confidential
      Treatment Request and has been filed separately with the Commission.] "B" - List of Patents
"C" - Reciprocal Secrecy Agreement

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                                                                       Exhibit A

     COMFORTEMP(TM) [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

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                                  APPENDIX B -

                         Licensed Intellectual Property

United States Patents
---------------------

No. 5,499,460              Moldable Foam Insole with Reversible Enhanced
                           Thermal Storage

Pat. Pend.                 Thermally Enhanced Foam Insulation

No. 5,290,904              Thermally Enhanced Heat Shields (Shared with
                           Gateway Technologies, Inc., Boulder, CO)

Pat. Pend.                 Thermal Insulating Coatings Using MicroPCMs

No. 4,807,696              Thermal Energy Storage Apparatus Using Encapsulated
                           Phase Change Materials

No. 4,911,232              Heat Transfer Using MicroPCM Slurries

No. 5,224,356              Thermal Energy Absorbing and Conducting Potting
                           Materials

No. 5,415,222              Microclimate Cooling Garments

No. 5,366,801              Fabric With Reversible Enhanced Thermal Properties
                           (Shared with Gateway Technologies, Inc., Boulder, CO)




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                                                                       Exhibit C


                          RECIPROCAL SECRECY AGREEMENT


This Agreement is made by and between Genfoot, Inc. having an office at 554 Montee de Liesse, Montreal, Quebec, Canada H4T 1P1, (hereinafter "Genfoot") and Frisby Technologies having an office at 417 So. Main Street, Freeport, New York 11520 (hereinafter "Frisby").

Each and all of the above-mentioned companies shall also be hereinafter referred to as "the party" or "the parties" respectively.

WHEREAS, the parties propose to hold discussions and exchange information that each respectively considers proprietary to itself to assist considerations of mutual business interest in relation to the development and application of Microencapsulated Phase Change Materials (MicroPCM) into boots and shoes for military, commercial and industrial applications (the "INFORMATION".

NOW, THEREFORE, the parties agree as follows:

1. Each party agrees that for a period ending December 31, 2005, it will not disclose INFORMATION as shall be disclosed by the other party in documentary form or, if disclosed orally, as shall be confirmed in writing within thirty (30) days thereafter, to any third party or use the same for any purpose other than that contemplated herein, without the disclosing party's prior written consent. Each party further agrees to limit access to such INFORMATION within its company to those of its employees and representatives who may reasonably require the same in order to enable it to fulfill the purpose stated above for which it is receiving the INFORMATION. Each such employee or representative shall have entered into an agreement with the receiving party pursuant to which she/he has agreed to retain in confidence all INFORMATION which may come into her/his possession as a result of employment activities;

2. The obligation of paragraph 1 shall not apply to such portions of the INFORMATION disclosed hereunder that (i) are known to the receiving party prior to the time of disclosure, as demonstrated by appropriate documentary evidence antedating disclosure to the receiving party by the disclosing party, or (ii) shall have been or become in the public domain through no act or failure to act on the part of the receiving party or its employees or (iii) shall be lawfully furnished to the receiving party by a third party having a bona fide right to disclose same without restriction to the benefit of the disclosing party to this Agreement.

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3.   Each party agrees that it will not, without the written permission of the other party, use the INFORMATION which it is obligated hereunder to maintain in confidence for any reason other than to enable the receiving party to determine the technical and economic feasibility of its business interests based on the INFORMATION; and that in no event will the receiving party itself commercially practice or cause to be practiced by a third party the technology represented by the INFORMATION which it is obligated hereunder to hold confidential without the expressed written permission of the disclosing party.

4. It is understood that no right or license is granted to the receiving party by the disclosing party in connection with the INFORMATION disclosed hereunder.

5. Nothing herein shall obligate either party to disclose to the other party particular information and the receiving party shall have the right to refuse or accept any particular proprietary information which is offered.

6. Any documents, drawings, materials, samples or specifications supplied by either party, and all copies thereof, shall be returned upon request or within 30 days after expiration or termination of this Agreement.

7. Samples and materials supplied by either party or prepared at either party's direction hereunder shall be deemed to contain confidential information of the supplying party.

8. Neither Genfoot, nor any of its subsidiaries, customers, subcontractors or sales representatives shall evaluate the use of MicroPCMs in any other application than those known to Frisby.

9. Genfoot shall not place any of this Microencapsulated Phase Change Material technology into production unless a mutually acceptable License Agreement or other arrangement has been executed between Genfoot and Frisby.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives as of this day and year given below.

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GENFOOT, INC.                               FRISBY TECHNOLOGIES, INC.




By: \s\ Stephen Cook                        By: \s\ Douglas McCrosson for
    -----------------                           --------------------------
Name:  Stephen Cook                         Name: Greg Frisby
     ----------------                             ------------------------
Title:  V.P.                                Title: Chief Executive Officer
      ---------------                              -----------------------
Date:  May 14/95                            Date:  May 3, 1995
     ----------------                              -----------------------

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